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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number: 333-04336
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                Toyota Auto Receivables 1997-A Grantor Trust
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           (Exact name of registrant as specified in its charter)

                Toyota Motor Credit Receivables Corporation
                         19001 South Western Avenue
                         Torrance, California 90509
                               (310) 787-1310
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive officer)

     Asset Backed Certificates, Class A, Class B and Class C Certificates
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            (Title each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)  [X]   Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii) [ ]   Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice date: 31.

Pursuant to the requirements of the Securities Exchange Act of 1934, Toyota Auto Receivables 1997-A Grantor Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 29, 1997      By: TOYOTA AUTO RECEIVABLES 1997-A GRANTOR TRUST
                             By: TOYOTA MOTOR CREDIT CORPORATION, as Servicer

                             By:      /S/ GEORGE BORST
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                                          George Borst
                                      Senior Vice President
                                         General Manager
                                  (Principal Executive Officer)